Exhibit 99.4

CENTERLINE HOLDING COMPANY

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are sending you this letter in connection with the distribution to certain holders of our eligible securities, including holders of our common shares (the “Common Shares”), of non-transferable subscription rights (the “Rights”) to purchase our 11.0% cumulative convertible preferred shares, series A-1 (the “Convertible Preferred Shares”). We have described the Rights and the rights offering in the enclosed prospectus supplement and the accompanying prospectus (the “Prospectus”) and evidenced the Rights by one or more subscription rights certificate(s) registered in your name or the name of your nominee (the “Subscription Rights Certificate(s)”).

If the beneficial owner wishes to purchase our Convertible Preferred Shares through the rights offering, you should complete the appropriate Subscription Rights Certificates and submit them to the subscription agent with the proper payment. If you hold our Common Shares for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such Rights in the aggregate by completing the form entitled “Nominee Holder Certification,” which we have enclosed.

If you hold our Common Shares for clients whose address is outside the United States, you must not attempt to exercise any Rights on their behalf unless you or your client have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for your client to receive and exercise Rights. If you can provide us with this evidence, your client will be entitled to receive and exercise Rights. This evidence must be provided to us and the subscription agent must be notified before 11:00 a.m. on March 28, 2008, five business days prior to the expiration time of the rights offering.

We have enclosed several copies of the following documents for you to use:

1.	The Prospectus;

2.	A form letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or the name of your nominee;

3.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights;

4.	A Nominee Holder Certification form;

5.	A Notice of Guaranteed Delivery; and

6.	A return envelope addressed to Computershare Trust Company, N.A., the subscription agent for the rights offering.

We request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from the information agent, The Altman Group, Inc., at (201) 806-7319.

Very truly yours,

CENTERLINE HOLDING COMPANY

YOU ARE NOT AN AGENT OF CENTERLINE HOLDING COMPANY, COMPUTERSHARE TRUST COMPANY, N.A. AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON OUR OR THEIR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.